Exhibit 10.10

GUIDEWIRE SOFTWARE, INC.
LONG-TERM INCENTIVE PLAN

1.	Purpose
This Long-Term Incentive Plan (the “Plan”) is intended to provide an incentive for superior work and to motivate certain employees of Guidewire Software, Inc. (the “Company”) toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives and employees. The Plan is for the benefit of Participants (as defined below). Awards made under this Plan constitute “performance-based” Restricted Stock Units under the Company’s 2011 Stock Plan (the “2011 Stock Plan”) and shall be granted under, and subject to, the terms and conditions of the 2011 Stock Plan.

2.	Definitions
For purposes of this Plan:

(a)
“Award” means a grant to a Participant hereunder. From and after a Change in Control, any references to an Award shall mean the fixed number of Restricted Stock Units eligible to be earned by a Participant, as determined by the Committee pursuant to Section 6 hereof.

(b)
“Award Notice” means a notice or agreement provided to a Participant that sets forth the terms, conditions and limitations of the Participant’s participation in this Plan, including, without limitation, the Participant’s Target Award.

(c)	“Board” means the Board of Directors of the Company.

(d)
“Cause” shall have the meaning set forth for such term in the Participant’s Executive Agreement, of if no Executive Agreement is in effect, then shall have the meaning set forth for such term in any individually negotiated and signed employment contract or similar agreement in effect between the Company and the Participant, or, if no such contract or agreement is in effect, shall mean, (i) the Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) the Participant’s material breach of any written agreement between the Participant and the Company; (iii) the Participant’s material failure to comply with the Company’s written policies or rules after receiving written notification of the failure from the Company’s Board of Directors or Chief Executive Officer and eight days to cure such failure; (iv) the Participant’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State; (v) the Participant’s gross misconduct in the performance of his duties; (vi) the Participant’s continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board or Chief Executive Officer; or (vii) the Participant’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Participant’s cooperation therewith.

(e)	“Change in Control” shall have the meaning given such term in the 2011 Stock Plan.

(f)	“Change in Control Date” means with respect to a Change in Control Performance Measurement Period, the date immediately prior to the consummation of the Change in Control.

(g)
“Change in Control Performance Measurement Period” means the Performance Measurement Period that is shortened by the Committee such that the period shall be deemed to have concluded as of the Change in Control Date.

(h)
“Change in Control Terminating Event” means (i) the termination by the Company of the Participant’s employment for any reason other than for Cause, death or disability; or (ii) the termination by the Participant of his or her employment with the Company for Good Reason, in each case during the period beginning two months before, and ending 12 months after, a Change in Control.

(i)	“Closing Stock Price” means the Stock Price as of the last day of the Performance Measurement Period.

(j)	“Code” means Internal Revenue Code of 1986, as amended.

(k)	“Committee” means the Compensation Committee of the Board.

(l)	“Effective Date” means August 1, 2016.

(m)	“Executive Agreement” means the Executive Agreement by and between the Company and the Participant as such may be in effect.

(n)
“Good Reason” shall have the meaning set forth for such term in the Participant’s Executive Agreement, of if no Executive Agreement is in effect, then shall have the meaning set for such term in any individually negotiated and signed employment contract or agreement in effect between the Company and the Participant, or, if no such contract or agreement is in effect, shall mean that the Participant has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:

(i)a material diminution in the Participant’s responsibilities, authority or duties; or
(ii)a material diminution in the Participant’s base salary; or
(iii)a material change in the geographic location at which the Participant provides services to the Company.

(o)	“Good Reason Process” means:
(i)the Participant reasonably determines in good faith that a “Good Reason” condition has occurred;
(ii)the Participant notifies the Company in writing of the occurrence of the Good Reason condition within 60 days of the first occurrence of such condition;
(iii)the Participant cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition;
(iv)notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and
(v)the Participant terminates his or her employment within 60 days after the end of the Cure Period.
If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(p)	“Initial Stock Price” means the Stock Price as of August 1 of the first fiscal year in any Performance Measurement Period.

(q)	“Participant” means an executive or employee of the Company selected by the Committee to participate in the Plan and to whom an Award has been made.

(r)
“Performance Measurement Index” means the Software companies within the S&P Software and Services Select Industry Index, or, in the event such index is discontinued or its methodology significantly changed, a comparable index selected by the Committee in good faith. For the avoidance of doubt, as new companies are added to, or removed from, the index, the relevant list of companies shall self-adjust (i.e., the index is an open (not closed) list of companies).

(s)
“Performance Measurement Period” means a three-year period commencing on August 1 and ending on the third July 31 thereafter. There may be overlapping Performance Measurement Periods. The first Performance Measurement Period under the Plan shall commence on August 1, 2016 and shall end July 31, 2019.

(t)
“Performance Multiplier” means the percentage between 0% and 200% by which the Target Award is multiplied to determine the number of credited Restricted Stock Units for a Performance Measurement Period.

(u)
“Release” shall have the meaning set forth for such term in the Participant’s Executive Agreement or if there is no such Executive Agreement shall mean an effective release of claims by the Participant against the Company, its affiliates, directors and officers in the form provided by the Company and subject to the timing for delivery and effectiveness required by the Company.

(v)	“Restricted Stock Units” shall have the meaning set forth for such term in the 2011 Stock Plan.

(w)	“Stock” means the Company’s common stock.

(x)
“Stock Price” means, as of a particular date, the average closing price of one share of Stock for the 60 consecutive trading days ending on the trading day immediately prior to such date; provided however, that in the event of a Change in Control of the Company, the Stock Price as of the Change in Control Date shall equal the fair market value, as determined by the Committee in its discretion, of the total consideration paid in the transaction resulting in the Change in Control for one share of Stock.

(y)	“Target Award” means the target number of Restricted Stock Units that comprise a Participant’s Award for each Performance Measurement Period, as set forth in the Participant’s Award Notice.

(z)
“Total Shareholder Return” means, with respect to a Performance Measurement Period, the total percentage return per share, achieved by the Stock assuming contemporaneous reinvestment in the Stock of all dividends and other distributions (excluding dividends and distributions paid in the form of additional shares of Stock) at the closing price of one share of Stock on the date such dividend or other distribution was paid, based on the Initial Stock Price, and the Closing Stock Price for the last day of the Performance Measurement Period or, in the case of a Change in Control Measurement Period, the Stock Price as of the Change in Control Date.

3.Administration
(a)The Plan shall be administered by the Committee. The Committee shall have the discretionary authority to make all determinations (including, without limitation, the interpretation and construction of the Plan and the determination of relevant facts) regarding the entitlement to any Award hereunder and the amount of any Award to be paid under the Plan (including the number of shares of Stock issuable to any Participant). In particular, but without limitation and subject to the foregoing, the Committee shall have the discretionary authority:
(i)to make an Award to a Participant under the Plan;
(ii)to determine the Target Award and any formula or criteria for the determination of the Target Award for each Participant;
(iii)to determine the terms and conditions, not inconsistent with the terms and conditions of this Plan, which shall govern Award Notices and all other written instruments evidencing an Award hereunder, including the waiver or modification of any such conditions;
(iv)to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; and

(v)to interpret the terms and provisions of the Plan and any Award granted under the Plan (and any Award Notices or other agreements relating thereto) and to otherwise supervise the administration of the Plan.
(b)Notwithstanding anything herein to the contrary, the Committee shall make adjustments, to the extent it deems appropriate, to any Award, any Target Award, any Initial Stock Price, any Closing Stock Price or the Total Shareholder Return for any period in connection with or as a result of any of the following events which occur or have occurred after the Effective Date: a merger, acquisition, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, if the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities.
(c)Subject to the terms hereof, all decisions made by the Committee pursuant to the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.
4.Determination and Payment of Awards
(a)Target Award. Each Participant’s Award Notice shall specify such Participant’s Target Award. The Target Award shall be expressed as a number of Restricted Stock Units. The percentage of the Target Award that is eligible to be credited for the Performance Measurement Period shall be determined by reference to the Company’s performance for the applicable Performance Measurement Period as measured by the Total Shareholder Return and its percentile rank within the Performance Measurement Index for such period.
(b)Performance Multiplier. The number of Restricted Stock Units that shall be credited for a Performance Measurement Period shall equal the Participant’s Target Award multiplied by the Performance Multiplier for such Performance Measurement Period. The number of Restricted Stock Units credited for a Performance Measurement Period (if any) shall be rounded down to the nearest whole share of Stock. The Performance Multiplier shall be determined as set forth on Exhibit A, attached hereto.
(c)Committee Determination. The Committee, at its first meeting following the conclusion of the Performance Measurement Period, shall determine the actual number of Restricted Stock Units that shall be credited as of the final day of such Performance Measurement Period. The number of Restricted Stock Units credited for such period shall equal the Target Award multiplied by the Performance Multiplier, subject to the terms and conditions hereof.
(d)Vesting and Settlement. The Target Award shall initially be unvested. Subject to Sections 5 and 6, as soon as practicable following the conclusion of the Performance Measurement Period (the “Vesting Date”) (but in no event later than two and one-half months after the end of the fiscal year in which the Vesting Date occurs), the total number of Restricted Stock Units, if any, that were credited for the Performance Measurement Period shall become vested and settled in an equal number of shares of Stock, subject to the continued employment with the Company of the Participant through such date.
5.Termination of Employment. Except as provided in Section 6 below, if at any time prior to the Vesting Date, a Participant’s employment with the Company terminates for any reason, such Participant shall automatically and immediately forfeit the right to earn, receive or be paid any portion of the Award.
6.Change in Control. Unless otherwise provided in any Award Notice, upon a Change in Control of the Company, the following shall occur:

(a)With respect to the Change in Control Performance Measurement Period, the Committee, in accordance with Section 4(b), shall determine the actual number of Restricted Stock Units that shall be credited for such period based on the Total Shareholder Return percentile rank for the Change in Control Performance Measurement Period relative to the Performance Measurement Index for such Change in Control Performance Measurement Period. The credited Award (i.e., Target Award multiplied by Performance Multiplier determined for Change in Control Performance Measurement Period) shall be unvested and shall become vested on the Vesting Date (i.e., the end of the three year Performance Measurement Period), subject to the continued employment of the Participant through such date. For example, if a Change in Control occurs during the 12th month of the Performance Measurement Period, the Committee shall determine the number of Restricted Stock Units that are eligible to be credited with respect to the applicable Change in Control Performance Measurement Period based on performance for such 12-month period, but the Award shall not be deemed vested and shall not be settled until the end of the full 36-month Performance Measurement Period. For the avoidance of doubt, since the Plan contemplates overlapping Performance Measurement Periods, there may be more than one Change in Control Performance Measurement Period.
(b)In the event that subsequent to a Change in Control and before the Vesting Date, a Participant’s employment with the Company terminates for any reason other than a Change in Control Terminating Event, such Participant shall automatically and immediately forfeit the right to receive any portion of any Awards including any portion of an Award that may have been credited in connection with the Change in Control Performance Measurement Period.
(c)In the event a Change in Control Terminating Event occurs with respect to a Participant, subject to the Participant’s execution of the Release and the effectiveness thereof, the outstanding portion of any Awards credited to such Participant shall immediately vest and become payable upon the later of the date of such termination or the date of such Change in Control.
(d)If as a result of a Change in Control, no Stock remains outstanding and the surviving corporation (or its ultimate parent) does not agree to assume, continue or convert the portion of any Award that was credited prior to or as a result of such Change in Control into a number of restricted stock units of equivalent value of the surviving corporation (or its ultimate parent), then such credited Award shall be deemed vested and payable as of the date immediately prior to such Change in Control.
7.Miscellaneous

(a)
Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time in its discretion without the consent of any Participants, but no such amendment shall materially and adversely affect the rights of the Participants with regard to outstanding Awards without the impacted Participants’ consent. In the event the Plan is terminated, the Company shall determine the Awards payable to Participants based on the Total Shareholder Return percentile rank relative to the Performance Measurement Index for each Performance Measurement Period ending on the date of Plan termination. The Awards for each Performance Measurement Period shall be further prorated to reflect the shortened Performance Measurement Period.

(b)
No Contract for Continuing Services. This Plan shall not be construed as creating any contract for continued services between the Company or any of its subsidiaries and any Participant and nothing herein contained shall give any Participant the right to be retained as an employee or consultant of the Company or any of its subsidiaries.

(c)	No Transfers. A Participant’s rights in an interest under the Plan may not be assigned or transferred.

(d)
Unfunded Plan. The Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund. Likewise, the Plan shall not establish any fiduciary relationship between the Company or any of subsidiaries or affiliates and any Participant. To the extent that any Participant holds any rights by virtue of an Award under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or any of its subsidiaries.

(e)	Tax Withholding. Any issuance of shares of Stock to a Participant shall be subject to tax withholding by the method or methods set forth in the Award Notice.

(f)
Construction. Wherever appropriate, the use of the masculine gender shall be extended to include the feminine and/or neuter or vice versa; and the singular form of words shall be extended to include the plural; and the plural shall be restricted to mean the singular.

(g)
Headings. The Section headings and Section numbers are included solely for ease of reference. If there is any conflict between such headings or numbers and the text of this Plan, the text shall control.

(h)	Effective Date. The Plan shall be effective as of the Effective Date.
8.Section 409A.

(a)
All payments and benefits described in this Plan are intended to constitute a short term deferral for purposes of Section 409A of the Code. To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Participant’s termination of employment, then such payments or benefits shall be payable only upon the Participant’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h). Anything in this Agreement to the contrary notwithstanding, if at the time of the Participant’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Participant becomes entitled to under this Agreement on account of the Participant’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Participant’s separation from service, or (b) the Participant’s death.

(b)
The parties intend that this Plan shall be administered in accordance with Section 409A of the Code. To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from, Section 409A of the Code to the greatest extent possible or otherwise comply with Section 409A of the Code. The parties agree that this Plan may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)
The Company makes no representation or warranty and shall have no liability to the Participant or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.